EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Buffets Holdings, Inc.:
We consent to the use of our report dated March 13, 2006, with respect to the consolidated balance sheets of Ryan’s Restaurant Group, Inc. and subsidiaries as of December 28, 2005 and December 29, 2004, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended December 28, 2005, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG llp
Greenville, South Carolina
December 15, 2006